Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom LLC Report

Results for Third Quarter 2016

Mediacom Park, NY – November 1, 2016 – MEDIACOM BROADBAND LLC AND MEDIACOM LLC, wholly-owned subsidiaries of Mediacom Communications Corporation, today each reported unaudited financial and operating highlights for the three months ended September 30, 2016.

Mediacom Broadband LLC*

•	Revenues were $258.7 million, reflecting a 5.4% increase from the prior year period

•	Operating income was $59.4 million, reflecting a 6.5% increase from the prior year period

•	Operating income before depreciation and amortization (“OIBDA”) was $96.6 million, reflecting a 5.3% increase from the prior year period

•	Net cash flows provided by operating activities were $80.5 million, compared to $74.7 million in the prior year period

•	Free cash flow of $30.1 million, compared to $29.2 million in the prior year period

•	Net quarterly increase of 9,000 primary service units (“PSUs”), compared to a net quarterly gain of 1,000 PSUs in the prior year period

Mediacom LLC*

•	Revenues were $195.5 million, reflecting a 5.0% increase from the prior year period

•	Operating income was $40.1 million, reflecting a 4.0% increase from the prior year period

•	Adjusted OIBDA was $77.0 million, reflecting a 4.7% increase from the prior year period

•	Net cash flows provided by operating activities were $77.5 million, compared to $53.6 million in the prior year period

•	Free cash flow of $26.9 million, compared to $23.1 million in the prior year period

•	Net quarterly increase of 13,000 PSUs, compared to a net quarterly gain of 7,000 PSUs in the prior year period

About Mediacom

Mediacom Communications Corporation is the 5th largest cable operator in the U.S. serving over 1.3 million customers in smaller markets primarily in the Midwest and Southeast through its wholly-owned subsidiaries, Mediacom Broadband LLC and Mediacom LLC. Mediacom offers a wide array of information, communications and entertainment services to households and businesses, including video, high-speed data, phone, and home security and automation. Through Mediacom Business, the company provides innovative broadband solutions to commercial and public sector customers of all sizes, and sells advertising and production services under the OnMedia brand. More information about Mediacom is available at www.mediacomcable.com.

*	OIBDA, Adjusted OIBDA and free cash flow are defined under “Use of Non-GAAP Financial Measures” in Table 7 and are reconciled to operating income and net cash flows provided by operating activities in Tables 3 and 4.

TABLE 1*

Mediacom Broadband LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,
	2016	2015	YoY% Change
Video	$112,188	$112,038	0.1%
High-speed data	83,482	74,500	12.1%
Phone	14,625	14,923	(2.0%)
Business services	35,639	32,495	9.7%
Advertising	12,765	11,458	11.4%

Total revenues	$258,699	$245,414	5.4%
Service costs	(106,127)	(101,208)	4.9%
SG&A expenses	(50,600)	(47,735)	6.0%
Management fees	(5,350)	(4,750)	12.6%

OIBDA (a)	$96,622	$91,721	5.3%
Cash interest expense (a)	(17,916)	(21,897)	(18.2%)
Capital expenditures (b)	(44,122)	(36,156)	22.0%
Dividend to preferred members	(4,500)	(4,500)	—

Free cash flow (a)	$30,084	$29,168	3.1%

OIBDA margin (c)	37.3%	37.4%

	September 30, 2016	September 30, 2015	YoY% Change
Video customers	466,000	482,000	(3.3%)
High-speed data (“HSD”) customers	636,000	593,000	7.3%
Phone customers	257,000	233,000	10.3%

Primary service units (“PSUs”)	1,359,000	1,308,000	3.9%

Video customer declines	(6,000)	(12,000)
HSD customer increases	8,000	8,000
Phone customer increases	7,000	5,000

Quarterly PSU increases	9,000	1,000

Customer relationships (d)	744,000	723,000	2.9%

Average total monthly revenue per:
PSU (e)	$63.66	$62.57	1.7%
Customer relationship (f)	$116.14	$113.15	2.6%

	September 30, 2016	September 30, 2015
Bank credit facility	$1,155,000	$1,361,500
5 1/2% senior notes due 2021	200,000	200,000
6 3/8% senior notes due 2023	300,000	300,000

Total debt (g)	$1,655,000	$1,861,500

Total leverage ratio (h)	4.28x	5.07x
Interest coverage ratio (i)	5.39x	4.19x

*	See Table 3 for reconciliations of OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities. See Table 5 for a breakout of capital expenditures. See footnotes on Page 7, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 2*

Mediacom LLC

Selected Financial and Operating Data

(Dollars in thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,
	2016	2015	YoY% Change
Video	$88,372	$87,390	1.1%
High-speed data	68,744	60,995	12.7%
Phone	12,948	13,226	(2.1%)
Business services	22,472	20,752	8.3%
Advertising	2,952	3,816	(22.6%)

Total revenues	$195,488	$186,179	5.0%
Service costs	(87,214)	(82,625)	5.6%
SG&A expenses	(32,162)	(31,284)	2.8%
Management fees	(3,650)	(3,250)	12.3%

OIBDA (a)	$72,462	$69,020	5.0%
Investment income from affiliate	4,500	4,500	—

Adjusted OIBDA (a)	$76,962	$73,520	4.7%
Cash interest expense (a)	(12,103)	(14,872)	(18.6%)
Capital expenditures (b)	(37,931)	(35,570)	6.6%

Free cash flow (a)	$26,928	$23,078	16.7%

Adjusted OIBDA margin (j)	39.4%	39.5%

	September 30, 2016	September 30, 2015	YoY% Change
Video customers	368,000	380,000	(3.2%)
High-speed data (“HSD”) customers	509,000	474,000	7.4%
Phone customers	210,000	191,000	9.9%

Primary service units (“PSUs”)	1,087,000	1,045,000	4.0%

Video customer declines	(2,000)	(5,000)
HSD customer increases	9,000	8,000
Phone customer increases	6,000	4,000

Quarterly PSU increases	13,000	7,000

Customer relationships (d)	599,000	583,000	2.7%

Average total monthly revenue per:
PSU (e)	$60.31	$59.59	1.2%
Customer relationship (f)	$109.15	$106.63	2.4%

	September 30, 2016	September 30, 2015
Bank credit facility	$925,000	$948,500
7 1/4% senior notes due 2022	250,000	250,000

Total debt (g)	$1,175,000	$1,198,500

Total leverage ratio (h)	3.82x	4.08x
Interest coverage ratio (i)	6.36x	4.94x

*	See Table 4 for reconciliations of OIBDA and Adjusted OIBDA to operating income, cash interest expense to interest expense, net, and free cash flow to net cash flows from operating activities. See Table 6 for a breakout of capital expenditures. See footnotes on Page 7, which contain important disclosures regarding the definitions used for selected unaudited financial and operating data.

TABLE 3

Mediacom Broadband LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Free cash flow	$30,084	$29,168
Capital expenditures	44,122	36,156
Dividend to preferred members	4,500	4,500
Other expense, net	(383)	(361)
Changes in assets and liabilities, net	2,198	5,279

Net cash flows provided by operating activities	$80,521	$74,742

OIBDA	$96,622	$91,721
Depreciation and amortization	(37,254)	(36,000)

Operating income	$59,368	$55,721

Cash interest expense	$17,916	$21,897
Amortization of deferred financing costs	1,324	1,742

Interest expense, net	$19,240	$23,639

TABLE 4

Mediacom LLC

Reconciliation of Non-GAAP Measures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Free cash flow	$26,928	$23,078
Capital expenditures	37,931	35,570
Other expense, net	(319)	(251)
Changes in assets and liabilities, net	12,923	(4,758)

Net cash flows provided by operating activities	$77,463	$53,639

Adjusted OIBDA	$76,962	$73,520
Investment income from affiliate	(4,500)	(4,500)

OIBDA	$72,462	$69,020
Depreciation and amortization	(32,353)	(30,445)

Operating income	$40,109	$38,575

Cash interest expense	$12,103	$14,872
Amortization of deferred financing costs	688	727

Interest expense, net	$12,791	$15,599

TABLE 5

Mediacom Broadband LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Customer premise equipment	$17,820	$17,038
Enterprise networks	3,160	2,553
Scalable infrastructure	7,920	5,984
Line extensions	3,977	1,642
Upgrade / rebuild	6,468	5,793
Support capital	4,777	3,146

Total capital expenditures	$44,122	$36,156

TABLE 6

Mediacom LLC

Capital Expenditures

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Customer premise equipment	$15,184	$16,318
Enterprise networks	1,845	1,903
Scalable infrastructure	7,752	3,860
Line extensions	2,584	2,421
Upgrade / rebuild	6,767	7,788
Support capital	3,799	3,280

Total capital expenditures	$37,931	$35,570

TABLE 7

Use of Non-GAAP Financial Measures

“OIBDA,” “Adjusted OIBDA,” “cash interest expense” and “free cash flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization and Adjusted OIBDA as OIBDA plus investment income from affiliate. We define cash interest expense as interest expense, net, less amortization of deferred financing costs. For Mediacom Broadband LLC, we define free cash flow as OIBDA less capital expenditures, cash interest expense and dividends to preferred members. For Mediacom LLC, we define free cash flow as Adjusted OIBDA less capital expenditures and cash interest expense. OIBDA, Adjusted OIBDA, cash interest expense and free cash flow have inherent limitations as discussed below.

OIBDA and Adjusted OIBDA are some of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA and Adjusted OIBDA are useful for investors because they enable them to assess our performance in a manner similar to the methods used by management, and provide measures that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. A limitation of OIBDA and Adjusted OIBDA, however, is that they exclude depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. OIBDA and Adjusted OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies, and are key components in our covenant calculations.

Free cash flow is used by management to evaluate our ability to repay debt and facilitate the growth of our business with internally generated funds. A limitation of free cash flow, however, is that it may be affected by the timing of our capital spending. We believe free cash flow is useful for investors as it provides an additional measure that can be used to analyze our value and evaluate our performance compared to other companies in the cable industry. Free cash flow may not be comparable to similarly titled measures reported by other companies.

OIBDA, Adjusted OIBDA and free cash flow should not be regarded as alternatives to operating income or net income as indicators of operating performance, or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA and Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to free cash flow.

Cash interest expense excludes the amortization of financing costs which were paid upon the financing of the relevant debt. We believe cash interest expense is useful for investors because it enables them to assess our cost of debt for the current period without including the amortization of financing costs that were previously paid. We believe interest expense, net, is the most directly comparable GAAP financial measure to cash interest expense.

For reconciliations of OIBDA, Adjusted OIBDA, cash interest expense and free cash flow to their most directly comparable GAAP financial measures, see Tables 3 and 4.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements, including statements regarding our beliefs with respect to future events and our future financial performance. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate as a result of various factors, many of which are beyond our control. Significant factors that may cause such differences to occur include, but are not limited to: increased levels of competition; greater than anticipated programming and other service costs; our ability to generate sufficient cash flow to meet our debt service obligations; and other risks and uncertainties discussed in the most recent Annual Reports on Form 10-K for each of Mediacom Broadband LLC and Mediacom LLC. We disclaim any obligation to update any forward-looking statements contained herein, except as required by applicable federal securities laws.

FOOTNOTES:

(a)	See Table 7 for information about our use of Non-GAAP financial measures.
(b)

Capital expenditures exclude changes in accrued property, plant and equipment, which represented a cash source of $1.2 million and a cash use of $6.8 million at Mediacom Broadband LLC and Mediacom LLC, respectively, during the three months ended September 30, 2016, and cash uses of $1.7 million and $1.0 million at Mediacom Broadband LLC and Mediacom LLC, respectively, during the three months ended September 30, 2015.

(c)	Represents OIBDA as a percentage of total revenues.
(d)	Represents the total number of customers that receive at least one service, without regard to which service(s) customers purchase.
(e)	Represents average total monthly revenues for the quarter divided by average PSUs for such quarter.
(f)	Represents average total monthly revenues for the quarter divided by average customer relationships for such quarter.
(g)	Total debt excludes the effect of deferred financing costs, net.
(h)

For Mediacom Broadband LLC, represents total debt at quarter end divided by annualized OIBDA for the quarter. For Mediacom LLC, represents total debt at quarter end divided by annualized Adjusted OIBDA for the quarter.

(i)	For Mediacom Broadband LLC, represents OIBDA divided by cash interest expense for the quarter. For Mediacom LLC, represents Adjusted OIBDA divided by cash interest expense for the quarter.
(j)	Represents Adjusted OIBDA as a percentage of total revenues.

Contacts:

Investor Relations	Media Relations

Jack P. Griffin	Thomas J. Larsen
Vice President, Corporate Finance	Senior Vice President, Government and Public Relations
(845) 443-2654	(845) 443-2754